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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 30, 2002


                             TXU US HOLDINGS COMPANY
                      (for Oncor Electric Delivery Company)

             (Exact Name of Registrant as Specified in its Charter)



      TEXAS                         1-11668                     75-1837355
 (State or Other                  (Commission                (I.R.S. Employer
 Jurisdiction of                  File Number)              Identification No.)
  Incorporation)


            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of Principal Executive Offices, Including Zip Code)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214) 812-4600

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TABLE OF CONTENTS
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

                                                                                              PAGE
                                                                                              ----

Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE ........................................      1

         ONCOR ELECTRIC DELIVERY COMPANY FINANCIAL INFORMATION

         Condensed Statements of Consolidated Income and Comprehensive Income -
          Three and Six Months Ended June 30, 2002 and 2001 ...............................      2

         Condensed Statements of Consolidated Cash Flows -
          Six Months Ended June 30, 2002 and 2001 .........................................      3

         Condensed Consolidated Balance Sheets - June 30, 2002 and December 31, 2001 ......      4

         Notes to Financial Statements ....................................................      5

         Management's Discussion and Analysis of  Financial Condition
         and Results of Operations ........................................................     12

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS ................................................     17

SIGNATURE .................................................................................     18

                                       (i)

Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

ONCOR ELECTRIC DELIVERY COMPANY

     TXU US Holdings Company (US Holdings), formerly TXU Electric Company, is providing the following quarterly financial information and management's discussion and analysis of financial condition and results of operations to meet the ongoing needs of customers, counterparties and others for financial information concerning its regulated transmission and distribution business, Oncor Electric Delivery Company (Oncor). Oncor was created as a result of the restructuring of the electric utility industry in Texas, which took effect on January 1, 2002. Effective January 1, 2002, the regulated transmission and distribution businesses of US Holdings and TXU SESCO Company were transferred to Oncor, and the power production and certain retail operations of US Holdings were transferred to TXU Energy Company LLC (TXU Energy). Both Oncor and TXU Energy are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU Corp. (TXU).

     Had Oncor actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the following financial statements for periods prior to January 1, 2002. In addition, future results of Oncor's operations and financial position could differ materially from the results presented herein.

FORWARD-LOOKING STATEMENTS

     This report and other presentations made by US Holdings contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements section of Item
7. Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' 2001 Form 10-K, as well as: general industry trends; implementation of the Texas electricity deregulation legislation and other legislation; changes in business strategy, development plans or vendor relationships; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulations including, without limitation, environmental regulations; changes in tax laws; implementation of new accounting standards; commercial paper market and capital market conditions; and access to adequate transmission facilities to meet changing demands; among others, that could cause the actual results of US Holdings or Oncor to differ materially from those projected in such forward-looking statements.

     Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                         ONCOR ELECTRIC DELIVERY COMPANY
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)

                                                                          Three Months Ended           Six Months Ended
                                                                                June 30,                   June 30,
                                                                         -------------------          -------------------
                                                                         2002           2001          2002           2001
                                                                         ----           ----          ----           ----
                                                                                         Millions of Dollars

Operating revenues .................................................      $  500       $  529        $  994         $1,005
                                                                          ------       ------        ------        -------
Operating expenses
     Operation and maintenance .....................................         189          217           367            402
     Depreciation and amortization .................................          67           58           131            118
     Income taxes ..................................................          29           19            62             29
     Taxes other than income .......................................          92          125           187            249
                                                                          ------       ------        ------        -------
           Total operating expenses ................................         377          419           747            798
                                                                          ------       ------        ------        -------

Operating income ...................................................         123          110           247            207

Interest income--affiliates ........................................          11            -            23              -

Other income .......................................................           1            1             2              3

Other deductions ...................................................           1            1             3              3

Nonoperating income taxes ..........................................           4            -             6              -

Interest expense and other charges .................................          65           70           127            143
                                                                          ------       ------        ------        -------

Net income .........................................................      $   65       $   40        $  136        $    64
                                                                          ======       ======        ======        =======


            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                   (Unaudited)


                                                                                    Three Months Ended            Six Months Ended
                                                                                         June 30,                      June 30,
                                                                                  ---------------------          -------------------
                                                                                   2002           2001             2002        2001
                                                                                   ----           ----             ----        ----
                                                                                                  Millions of Dollars

     Net income ........................................................          $   65         $   40           $  136      $   64
                                                                                  ------         ------           ------      ------
     Other comprehensive income (loss) -
        Net change during period, net of tax effect:
           Cash flow hedges:
              Cumulative transition adjustment as of January 1, 2001 ...               -              -                -           -
              Net change in fair value of derivatives
                (net of tax benefit of $14, $-, $14 and $-) ............             (26)             -              (25)          -
                                                                                  ------         ------           ------      ------
                 Total .................................................             (26)             -              (25)          -
                                                                                  ------         ------           ------      ------

     Comprehensive income ..............................................          $   39         $   40           $  111      $   64
                                                                                  ======         ======           ======      ======

     See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (Unaudited)

                                                                                     Six Months Ended
                                                                                         June 30,
                                                                                  ----------------------
                                                                                  2002              2001
                                                                                  ----              ----
                                                                                    Millions of Dollars
Cash flows--operating activities
     Net income .............................................................     $ 136           $  64
     Adjustments to reconcile net income to cash provided by (used in)
         operating activities:
         Depreciation and amortization ......................................       145             125
         Deferred income taxes and investment tax credits--net ..............        67              (7)
     Changes in operating assets and liabilities ............................      (417)             17
                                                                                  -----           -----
                   Cash provided by (used in) operating activities ..........       (69)            199
                                                                                  -----           -----
Cash flows--financing activities
     Issuance of long-term debt .............................................     1,200               -
     Retirements/repurchases of debt ........................................      (352)            (30)
     Repurchase of common stock .............................................       (50)           (189)
     Net issuances of commercial paper ......................................       295               -
     Net increase (decrease) in advances from affiliates ....................      (734)            370
     Debt premium, discount, financing and reacquisition expenses ...........       (20)             (2)
                                                                                  -----           -----
         Cash provided by financing activities ..............................       339             149
                                                                                  -----           -----
Cash flows--investing activities
     Capital expenditures ...................................................      (265)           (356)
     Other ..................................................................       (39)             (5)
                                                                                  -----           -----
         Cash used in investing activities ..................................      (304)           (361)
                                                                                  -----           -----

Net change in cash and cash equivalents .....................................       (34)            (13)

Cash and cash equivalents--beginning balance ................................        35              22
                                                                                  -----           -----

Cash and cash equivalents--ending balance ...................................     $   1           $   9
                                                                                  =====           =====

See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                      June 30,
                                                                        2002      December 31,
                                                                    (Unaudited)       2001
                                                                    ----------    ------------
                                                                        Millions of Dollars
                                 ASSETS
Current assets
  Cash and cash equivalents ........................................  $    1         $   35
  Accounts receivable
     Affiliates ....................................................     268              -
     Trade .........................................................      63            131
  Materials and supplies inventories--at average cost ..............      38             38
  Due from TXU Energy--current portion .............................     221            170
  Other current assets .............................................      60             36
                                                                      ------         ------
     Total current assets ..........................................     651            410

Investments ........................................................      53             54
Property, plant and equipment--net .................................   5,940          5,802
Due from TXU Energy ................................................     519            617
Regulatory assets--net .............................................   1,658          1,605
Deferred debits and other assets ...................................      24              7
                                                                      ------         ------
     Total assets ..................................................  $8,845         $8,495
                                                                      ======         ======

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities
  Notes payable--commercial paper ..................................  $  295         $    -
  Long-term debt due currently .....................................     950            370
  Advances from affiliates .........................................     128            108
  Accounts payable
     Affiliates ....................................................       -             43
     Trade .........................................................      49             50
  Customer deposits ................................................       -             81
  Taxes accrued ....................................................     137            170
  Accrued interest .................................................      57             54
  Other current liabilities ........................................      90            130
                                                                      ------         ------
     Total current liabilities .....................................   1,706          1,006

Accumulated deferred income taxes ..................................   1,249          1,204
Investment tax credits .............................................      76             79
Other deferred credits and noncurrent liabilities ..................     210            223
Long-term debt, less amounts due currently .........................   2,842          3,282

Contingencies (Note 6)

Shareholder's equity (Note 5) ......................................   2,762          2,701
                                                                      ------         ------

     Total liabilities and shareholder's equity ....................  $8,845         $8,495
                                                                      ======         ======

   See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

1.   BUSINESS

     Oncor Electric Delivery Company (Oncor) was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective January 17, 2002. Oncor was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution businesses transferred from TXU US Holdings Company (US Holdings), formerly TXU Electric Company, and TXU SESCO Company (TXU SESCO) effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp. (TXU).

     Oncor is a regulated utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 retail electric providers (REPs) in Oncor's certificated service area, including a subsidiary REP of TXU Energy Company LLC (TXU Energy), which is another wholly-owned subsidiary of US Holdings. Revenues from TXU Energy represent the substantial majority of Oncor's revenues. Oncor is managed as a single, integrated electric delivery business; consequently there are no separate reportable business segments.

     Business Restructuring - Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). As a result, TXU restructured certain of its businesses as of January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Public Utility Commission of Texas (Commission), as of January 1, 2002, US Holdings transferred:

..    its electric transmission and distribution (T&D) assets to Oncor;

..    its unregulated electric power production assets to subsidiaries of TXU
     Energy; and

..    its retail customers to an unregulated subsidiary REP of TXU Energy.

     Also, on January 1, 2002 the T&D assets of TXU SESCO, a subsidiary of TXU, were transferred to Oncor.

     The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

2.   SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation - The T&D operations that comprise Oncor were part of the fully integrated public utility businesses of US Holdings and TXU SESCO, which were subsidiaries of TXU under common ownership and control for the periods presented prior to January 1, 2002. The financial statements of Oncor as of December 31, 2001 and for the three and six months ended June 30, 2001 present the financial position, results of operations and cash flows of the T&D operations of US Holdings and TXU SESCO that were combined. The financial statements for periods subsequent to January 1, 2002 present Oncor's actual operating results. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy, certain assets and liabilities relating to the retail function, which was previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

     The prior year financial information for Oncor includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power production and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' power production and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled operations of US Holdings actually existed as separate entities, their results of operations could have differed materially from those included in the historical financial statements included herein.

     The condensed consolidated financial statements of Oncor have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for an interim period may not give a true indication of results for the full year. Certain previously reported amounts have been reclassified to conform to current classifications. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

     Revenue Recognition -- Electric T&D fees are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery fees from the meter reading date to the end of the period.

     Income Taxes -- Oncor is included in the consolidated federal income tax return of TXU and subsidiary companies. Oncor uses the separate return method to compute its income tax provision. Because of the alternative minimum tax (AMT), differences may arise between the consolidated federal income tax liability and the aggregated separate tax liability of the group members. In instances where this occurs, the difference is allocated pro-rata to those companies that generated AMT on a separate company basis.

     Changes in Accounting Standards -- Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", became effective for Oncor on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units and the discontinuance of goodwill amortization. The amortization of Oncor's existing goodwill ($0.8 million annually) ceased effective January 1, 2002.

     In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Oncor has completed the transitional impairment test, the results of which indicated no impairment of goodwill. If goodwill amortization had ceased effective January 1, 2001, there would not have been a material effect on net income for the three or six months ended June 30, 2001.

     SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for Oncor on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. SFAS No. 143 also requires additional disclosures. Oncor will conform its accounting for asset retirement obligations to the new standard.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for Oncor on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121. The adoption of SFAS No. 144 by Oncor has not affected its financial position or results of operations.

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued in April 2002 and will be effective for Oncor on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", whereby any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4, shall be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", was issued in June 2002 and will be effective for Oncor on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

     For accounting standards not yet adopted or implemented, Oncor is evaluating the potential impact on its financial position and results of operations.

3.   REGULATIONS AND RATES

     Regulatory Settlement Plan -- On December 31, 2001, US Holdings filed a settlement plan with the Commission, which was approved by the Commission on June 20, 2002. On August 5, 2002, the Commission issued a financing order pursuant to the settlement plan, authorizing the issuance of transition (securitization) bonds of $1.3 billion. The Commission's order approving the settlement plan and the financing order were appealed in separate dockets in Travis County District Court on August 16, 2002. US Holdings is unable to predict when the appeal process related to the Commission's approval of the settlement plan and the financing order will be concluded or the outcome. If the Commission's approval is upheld, the settlement plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation. The settlement plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome will materially affect Oncor's net financial results, as TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance of power production-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. For additional discussion of the settlement plan and related items, see Note 4 to Financial Statements in US Holdings' 2001 Form 10-K.

     The principal and interest on the securitization bonds would be secured by payments from retail consumers designed to enable recovery of power production-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.84 billion. Once bonds are issued, the associated amount of the regulatory assets will be amortized to expense by Oncor over the life of the bonds.

     Open-Access Transmission -- At the federal level, Federal Energy Regulatory Commission (FERC) Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO are named defendants in both suits. Oncor is unable to predict the outcome of this litigation.

4.   FINANCING ARRANGEMENTS

     Credit Facilities -- In April 2002, US Holdings, TXU Energy and Oncor entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates April 22, 2003. This facility will be used for working capital and general corporate purposes.

     During the second quarter of 2002, Oncor began issuing commercial paper to fund its short-term liquidity requirements. The new commercial paper programs allow each of TXU Energy and Oncor to issue up to $2.4 billion and $1.0 billion of commercial paper, respectively.

     The new $1.0 billion 364-day revolving credit facility, TXU's and US Holdings' existing $1.4 billion credit facility that expires in February 2005, and TXU's $500 million three-year revolving credit facility with a group of banks that terminates in May 2005 provide back-up for outstanding commercial paper under the TXU, TXU Energy and Oncor programs. As of June 30, 2002, total outstanding commercial paper under these programs was $1.1 billion of which Oncor's portion was $295 million. As of June 30, 2002, TXU had $186 million outstanding under its commercial paper program, which was discontinued in July 2002. At that time, TXU was removed as a borrower under the $1.4 billion credit facility. Commercial paper issuances are limited to the availability under the back-up credit facilities, which was $2.2 billion at June 30, 2002, after deducting outstanding letters of credit and outstanding borrowings. In July 2002, US Holdings entered into a $400 million credit facility that terminates no later than November 30, 2002, that will also provide back-up for outstanding commercial paper. The credit facilities discussed above contain cross default provisions with a $50 million threshold. Under the $1.0 billion 364-day revolving credit facility, a default by TXU Energy or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this facility, a default by Oncor or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this facility, a default by US Holdings that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy. Under the $1.4 billion credit facility and the recent $400 million credit facility, a default by US Holdings or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated. Under the $500 million three-year revolving credit facility, a default by TXU or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be acelerated.

     Oncor is also provided short-term financing by TXU and affiliated companies. Oncor had short-term advances from affiliates of $128 million and $108 million outstanding as of June 30, 2002 and December 31, 2001, respectively.

     Long-Term Debt -- At June 30, 2002, $500 million of advances from affiliates have been classified as long-term debt because Oncor currently anticipates refinancing these borrowings with long-term debt to be issued during the next 12 months. Oncor has no obligation to repay and does not anticipate repayment of these advances within 12 months should the refinancing not occur.

     On August 8, 2002, Oncor redeemed all of its 8.5% First Mortgage Bonds due August 1, 2024 and all of its 8.875% First Mortgage Bonds due February 1, 2022, in aggregate principal amounts of $115 million and $112 million, respectively. Oncor funded the redemptions through the issuance of commercial paper, advances from affiliates and cash from operations. These amounts were classified as long-term debt due currently as of June 30, 2002.

     In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in two series in a private placement. One series of $700 million is due May 1, 2012 and bears interest at the rate of 6.375%, and the other series of $500 million is due May 1, 2032 and bears interest at the rate of 7.0%. Each series is initially secured by an equal principal amount of Oncor's first mortgage bonds; however, the lien of those bonds may be released in certain circumstances. Proceeds from the issuance were used by Oncor to repay long-term advances from affiliates. In March and April 2002, Oncor entered into a series of forward interest rate swaps with a group of banks to effectively fix the interest rates prior to the issuance of these notes. As a result of the forward interest rate swaps, the effective rates of interest on the debt series due in 2012 and 2032 are approximately 6.65% and 7.26%, respectively. (See Note 7.)

     As of June 30, 2002, the secured long-term debt of Oncor consisted of $3.3 billion of first mortgage bonds and senior secured notes that are secured by a lien on substantially all of its tangible electric T&D property. US Holdings remains obligated on Oncor's first mortgage bonds. None of the long-term debt obligations of TXU or US Holdings are guaranteed or secured by Oncor.

     The terms of certain financing arrangements of TXU and its consolidated subsidiaries contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. As of June 30, 2002, TXU and its consolidated subsidiaries were in compliance with all such applicable covenants.

     Oncor's mortgage restricts the payment of dividends to the amount of Oncor's retained earnings. At June 30, 2002, there were no restrictions on the payment of dividends under these provisions.

     Sale of Receivables -- TXU, through its subsidiaries, has certain facilities to provide financing through sales of customer accounts receivable. Under the facilities, purchases of accounts receivable are funded by sales of undivided interests therein to financial institutions. Accounts receivable are continually sold to replace those accounts receivable that have been collected.

     Certain US subsidiaries of TXU sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote indirect subsidiary of TXU, which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility includes TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas Company as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of June 30, 2002, Oncor had sold $76 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $36 million and $39 million in subordinated notes, with $1 million of losses on sales for the six months ended June 30, 2002, principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the receivables sales on an annualized basis. If the program terminates, cash flows to Oncor would temporarily stop until the undivided interests of the financial institutions were repurchased. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, an affiliate of Oncor, services the purchased receivables and is paid a market-based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent Oncor's retained interest in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

5.   SHAREHOLDER'S EQUITY
                                                         June 30,  December 31,
                                                           2002        2001
                                                         --------  ------------
Common stock without par value:
     Authorized shares - 100,000,000
     Outstanding - 68,931,000 and 69,000,000 ..........   $2,651     $   32
Retained earnings .....................................      136      2,669
Accumulated and other comprehensive income (loss) .....      (25)         -
                                                          ------     ------
        Total shareholder's equity ....................   $2,762     $2,701
                                                          ======     ======

     The amounts presented as of December 31, 2001 reflect the allocated historical net book value of the T&D operations of US Holdings and TXU SESCO that were combined to form Oncor. On January 1, 2002 these operations were contributed to Oncor as required by the 1999 Restructuring Legislation, and historical equity amounts were assigned to common stock. (See Note 1 for further information concerning the business restructuring.)

     On July 31, 2002, Oncor's Articles of Incorporation were amended to split the shares of common stock on a 69,000-for-1 basis. Shares outstanding for all periods presented have been restated to reflect this stock split.

     In April 2002, Oncor repurchased 69,000 shares of its common stock from US Holdings for $50 million. In July 2002, Oncor repurchased another 69,000 shares of its common stock for $50 million.

6.   CONTINGENCIES

     Legal Proceedings -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas Company and TXU. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. No specified damages have been alleged. On January 31, 2002, US Holdings, TXU Gas Company and TXU entered into a Memorandum of Understanding with the plaintiffs to settle this lawsuit, subject to the execution of a definitive settlement agreement. Final versions of the settlement document have been provided to the plaintiff cities for execution. If any plaintiff cities decline to execute the settlement, the suit will continue as to those cities. Oncor believes the allegations in this suit are without merit and intends to vigorously defend this suit against any plaintiff cities that do not execute the settlement. Oncor does not believe the ultimate resolution of this suit will have a material effect on Oncor's financial position, results of operations or cash flows.

     General -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, is not expected to have a material effect upon its financial position, results of operations or cash flows.

7.   SUPPLEMENTARY FINANCIAL INFORMATION

     Accounts Receivable -- At June 30, 2002 and December 31, 2001, accounts receivable are stated net of uncollectible accounts of $1 million and $4 million, respectively. Accounts receivable included $48 million and $50 million in unbilled revenues at June 30, 2002 and December 31, 2001, respectively.

      Property, Plant and Equipment--
                                                       June 30,   December 31,
                                                         2002         2001
                                                       --------   ------------
Transmission ......................................     $1,982       $1,979
Distribution ......................................      6,217        6,110
Other .............................................        432          430
                                                        ------       ------
        Total .....................................      8,631        8,519
Less accumulated depreciation .....................      2,984        2,888
                                                        ------       ------
        Net of accumulated depreciation ...........      5,647        5,631
Construction work in progress .....................        271          149
Property held for future use ......................         22           22
                                                        ------       ------
        Net property, plant and equipment .........     $5,940       $5,802
                                                        ======       ======

     Capitalized software costs of $132 million at June 30, 2002 and $131 million at December 31, 2001 were included in property, plant and equipment. Amortization expense of $4 million and $8 million relating to these software costs was recorded for the three and six months ended June 30, 2002, respectively.

     Goodwill -- At June 30, 2002 and December 31, 2001, goodwill of $25 million, included in investments, is stated net of accumulated amortization of $7 million.

     Regulatory Assets and Liabilities -- Included in regulatory assets - net are regulatory assets of $2.1 billion and regulatory liabilities of $411 million at June 30, 2002, and regulatory assets of $2.1 billion and regulatory liabilities of $461 million at December 31, 2001. Regulatory assets of $2.0 billion at June 30, 2002 and December 31, 2001 were not earning a return. Of the assets not earning a return, $1.8 billion is associated with securitization bonds to be issued pursuant to the regulatory settlement plan approved by the Commission. (See Note 3 for further discussion of the settlement plan.) The remaining regulatory assets have a weighted average remaining recovery period of 24 to 43 years.

     Derivatives and Hedges -- In March and April 2002, Oncor entered into a series of forward interest rate swaps with a group of banks to effectively fix the interest rates on the senior secured notes discussed in Note 4. Such contracts were designated as accounting hedges under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities," and the fair values of the contracts were reflected in Other Comprehensive Income. These contracts were settled in May 2002 for $39 million. Amounts included in Other Comprehensive Income will be reclassified into income over the term of the senior secured notes resulting in effective interest rates of approximately 6.65% and 7.26% on the notes due in 2012 and 2032, respectively.

     The terms of Oncor's derivatives that have been designated as accounting hedges match the terms of the underlying hedged items. As a result, Oncor experienced no hedge ineffectiveness during the six months ended June 30, 2002. As of June 30, 2002, net losses accumulated in other comprehensive income of $1 million are expected to be reclassified into earnings during the next twelve months.

      Affiliated Transactions -- In accordance with the Business Separation Agreement, Oncor records interest income from TXU Energy for carrying costs primarily related to the regulatory assets subject to securitization.

      Supplemental Cash Flow Information -- During the six months ended June 30, 2002, there were $91 million in noncash advances to affiliates relating to the transfer of certain assets and liabilities associated with US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The prior year financial information for Oncor includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power production and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' power production and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled operations of US Holdings actually existed as separate entities, their results of operations could have differed materially from those included in the historical financial statements included herein.

Three Months Ended June 30, 2002 versus Three Months Ended June 30, 2001
------------------------------------------------------------------------

     Oncor's operating revenues decreased $29 million, or 5%, to $500 million for the second quarter of 2002, due primarily to lower transmission revenues and the absence of off system sales and other revenues that are earned by the retail electric providers (REPs) beginning in 2002 and therefore reported by TXU Energy in 2002. The decline in transmission revenues was due primarily to lower regulatory rates.

     Operation and maintenance expense decreased $28 million, or 13%, to $189 million for the second quarter of 2002. Lower expense in 2002 primarily reflected decreases in customer support expenses and lower bad debt expense, resulting from the changed character of Oncor's customers. Since January 1, 2002, most of the 2.7 million electricity consumers of US Holdings whose service was formerly regulated have been free to choose from REPs who compete for their business. These competing REPs, including TXU Energy, are now Oncor's primary customers. Accordingly, the transfer of certain customer-related functions from Oncor to TXU Energy resulted in decreased operations and maintenance expense for Oncor. Total net pension and postretirement benefit expense increased $5 million in 2002.

     Other operating expenses (depreciation and amortization and taxes other than income) decreased $24 million, or 13%, to $159 million for the second quarter of 2002. Taxes other than income taxes accounted for $33 million of the total decrease, which was primarily attributable to state gross receipts taxes and regulatory assessments that are now incurred by REPs rather than by Oncor. Local gross receipts taxes continue to be reported in Oncor's results. This decrease was partially offset by the $9 million increase in depreciation and amortization expense resulting from property, plant and equipment additions, including infrastructure developments and improvements to prepare for the restructuring of the Texas electricity markets and other capital projects to upgrade system capability and reliability.

     Interest income of $11 million for the second quarter of 2002 represents carrying charges due from TXU Energy on regulatory-related receivables and assets in accordance with the Business Separation Agreement. (See Note 11 to Financial Statements included in the US Holdings' Current Report on Form 8-K filed April 17, 2002 for Oncor (Oncor Form 8-K).

     Interest expense and other charges decreased $5 million, or 7%, to $65 million for the second quarter of 2002. This decrease was due to the retirement of long-term debt with higher weighted average interest rates than new debt issued.

     Total income tax expense increased $14 million, or 74%, to $33 million for the second quarter of 2002, due mainly to higher pretax earnings. Income tax expense is allocated between operating income, after interest expense and other charges, and other nonoperating items in order to present the operating results of regulated activities. The effective tax rate on regulated activities increased from 32.2% in 2001 to 33.3% in 2002.

     Net income increased $25 million, or 63%, to $65 million for the second quarter of 2002. The improvement was driven by lower taxes other than income, higher interest income and reduced interest expense. Net pension and postretirement benefit expense reduced net income by $5 million in 2002 and $2 million in 2001.

Six Months Ended June 30, 2002 versus Six Months Ended June 30, 2001
--------------------------------------------------------------------

     Oncor's operating revenues decreased $11 million, or 1%, to $994 million for the first six months of 2002. Excluding the impact of lower transmission revenues, as well as the absence of off system sales and other revenues that are earned by the REP beginning in 2002, electric distribution revenues rose 4%, in line with a 3% increase in electric volumes delivered in the distribution operations. The decline in transmission revenues was due primarily to lower regulatory rates.

     Operation and maintenance expense decreased $35 million, or 9%, to $367 million for the first six months of 2002. Lower expense in 2002 primarily reflected decreases in customer support expenses and lower bad debt expense, resulting from the changed character of Oncor's customers as discussed above. Total net pension and postretirement benefit expense increased $7 million in 2002.

     Other operating expenses decreased $49 million, or 13%, to $318 million for the first six months of 2002. Taxes other than income taxes accounted for $62 million of the total decrease, which was primarily attributable to reduced expenses for state gross receipts taxes and regulatory assessments that are now incurred by REPs rather than by Oncor. This decrease was partially offset by the $13 million increase in depreciation and amortization expense resulting from property, plant and equipment additions, including infrastructure developments and improvements to prepare for the restructuring of the Texas electricity markets and other capital projects to upgrade system capability and reliability.

     Interest income of $23 million for the first six months of 2002 represents carrying charges due from TXU Energy on regulatory-related receivables and assets in accordance with the Business Separation Agreement. (See Note 11 to Financial Statements included in the Oncor Form 8-K.)

     Interest expense and other charges decreased $16 million, or 11%, to $127 million for the first six months of 2002. This decrease was due primarily to the retirement of long-term debt with higher weighted average interest rates than new debt issued.

     Total income tax expense increased $39 million or 134% to $68 million for the first six months of 2002, due mainly to higher pretax earnings. Income tax expense is allocated between operating income, after interest and other charges, and other nonoperating items in order to present the operating results of regulated activities. The effective tax rate on regulated activities increased from 31.2% in 2001 to 34.1% in 2002 due primarily to nonrecurring adjustments to deferred tax balances recorded in 2001.

     Net income increased by $72 million, or 113%, to $136 million for the first six months of 2002. The improvement was driven by lower taxes other than income, higher interest income and reduced interest expense. Net pension and postretirement benefit expense reduced net income by $9 million in 2002 and $4 million in 2001.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     For information concerning liquidity and capital resources, see Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' Form 8-K for Oncor filed May 29, 2002. No significant changes or events that might affect the financial condition of Oncor have occurred subsequent to year-end other than as disclosed herein.

     Cash Flows -- Cash flows used in operating activities during the first six months of 2002 were $69 million compared to cash provided by operating activities of $199 million for 2001. The decrease of $268 million reflected higher accounts receivable in 2002, largely from TXU Energy, due to the start-up of billing REPs for T&D charges effective January 1, 2002, partially offset by higher cash income (net income adjusted for noncash income and expense items).

     Cash flows provided by financing activities during the first six months of 2002 were $339 million, an increase of $190 million, or 128%, compared to $149 million for 2001. In 2002, Oncor issued $295 million in commercial paper and $1.2 billion of senior secured notes, which was offset by debt retirements of $352 million, $50 million of stock repurchases and net repayments of $734 million of advances from affiliates, including amounts classified in long-term debt.

     Cash flows used in investing activities, which primarily consisted of capital expenditures, were $304 million and $361 million for the six months ended June 30, 2002 and 2001, respectively. Investing activities in 2002 also reflected $39 million in cash disbursed to settle interest rate swaps as discussed in Note 7.

     Issuances and Retirements -- During the six months ended June 30, 2002, Oncor issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                       Issuances   Retirements
                                       ---------   -----------
      First mortgage bonds               $    -        $297
      Medium term notes                       -          55
      Senior secured notes                1,200           -
                                         ------       -----
                                         $1,200        $352

     At June 30, 2002 $500 million of advances have been classified as long-term debt because Oncor currently anticipates refinancing these borrowings with long-term debt to be issued during the next 12 months. Oncor has no obligation to repay and does not anticipate repayment of these advances within 12 months should the refinancing not occur.

     On August 8, 2002, Oncor redeemed all of its 8.5% First Mortgage Bonds due August 1, 2024 and all of its 8.875% First Mortgage Bonds due February 1, 2022, in aggregate principal amounts of $115 million and $112 million, respectively. Oncor funded the redemptions through the issuance of commercial paper, advances from affiliates and cash from operations. These amounts have been classified as long-term debt due currently as of June 30, 2002.

     In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in two series in a private placement. One series of $700 million is due May 1, 2012 and bears interest at the rate of 6.375%, and the other series of $500 million is due May 1, 2032 and bears interest at the rate of 7.0%. Each series is initially secured by an equal principal amount of Oncor's first mortgage bonds; however, the lien of those bonds may be released in certain circumstances. Proceeds from the issuance were used by Oncor to repay long-term advances from affiliates. In March and April 2002, Oncor entered into a series of forward interest rate swaps with a group of banks to effectively fix the interest rates prior to the issuance of these notes. As a result of the forward interest rate swaps, the effective rates of interest on the debt series due in 2012 and 2032 are approximately 6.65% and 7.26%, respectively. (See Note 7.)

     As of June 30, 2002, the secured long-term debt of Oncor consisted of $3.3 billion of first mortgage bonds and senior secured notes that are secured by a lien on substantially all of its tangible electric T&D property. None of the long-term debt obligations of TXU or US Holdings are guaranteed or secured by Oncor.

     Oncor's mortgage restricts the payment of dividends to the amount of Oncor's retained earnings. At June 30, 2002, there were no restrictions on the payment of dividends under these provisions.

     During the remainder of 2002, Oncor will have financing needs to fund ongoing working capital requirements, maturities of long-term debt and repayment of advances from affiliates. Oncor intends to fund these financing needs through the issuance of commercial paper, issuance of long-term debt or other securities and bank borrowings.

     Short-term Financing and Liquidity Facilities -- Short-term liquidity requirements are expected to be met through advances from US Holdings and the issuance of commercial paper.

     In April 2002, US Holdings, TXU Energy and Oncor entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates April 22, 2003. This facility will be used for working capital and general corporate purposes.

     During the second quarter of 2002, Oncor began issuing commercial paper to fund its short-term liquidity requirements. The new commercial paper programs allow each of TXU Energy and Oncor to issue up to $2.4 billion and $1.0 billion of commercial paper, respectively.

     The new $1.0 billion 364-day revolving credit facility, TXU's and US Holdings' existing $1.4 billion credit facility that expires in February 2005, and TXU's $500 million three-year revolving credit facility with a group of banks that terminates in May 2005 provide back-up for outstanding commercial paper under the TXU, TXU Energy and Oncor programs. As of June 30, 2002, total outstanding commercial paper under these programs was $1.1 billion of which Oncor's portion was $295 million. As of June 30, 2002, TXU had $186 million outstanding under its commercial paper program, which was discontinued in July 2002. At that time, TXU was removed as a borrower under the $1.4 billion credit facility. Commercial paper issuances are limited to the availability under the back-up credit facilities, which was $2.2 billion at June 30, 2002, after deducting outstanding letters of credit and outstanding borrowings. In July 2002, US Holdings entered into a $400 million credit facility that terminates no later than November 30, 2002, that will also provide back-up for outstanding commercial paper.

     Oncor is also provided short-term financing by TXU and affiliated companies. Oncor had short-term advances from affiliates of $128 million and $108 million outstanding as of June 30, 2002 and December 31, 2001, respectively.

     Oncor also from time to time may utilize short-term facilities to temporarily fund maturities and early redemptions of long-term debt, as well as short-term requirements. If these facilities become unavailable for any reason, other liquidity sources would be needed.

     Financial Covenants -- The terms of certain financing arrangements of TXU and its consolidated subsidiaries contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. TXU and its consolidated subsidiaries have credit rating covenants in certain other financing arrangements and commercial agreements that would affect Oncor's liquidity in the event of a downgrade to below investment grade status. As of June 30, 2002, TXU and its consolidated subsidiaries were in compliance with all such applicable covenants.

     The goal of TXU and its subsidiaries is to continue to maintain credit ratings necessary to allow Oncor to access the commercial paper market. If TXU and certain subsidiaries were to experience a substantial downgrade of their respective credit ratings, which they do not anticipate, Oncor's access to the commercial paper markets might no longer be possible, resulting in the need to seek other liquidity sources.

     The credit facilities, discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit rating of the borrower and also contain cross default provisions with a $50 million threshold. Under the $1.0 billion 364-day revolving credit facility, a default by TXU Energy or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this facility, a default by Oncor or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this facility, a default by US Holdings that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy. Under the $1.4 billion credit facility and the recent $400 million credit facility, a default by US Holdings or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated. Under the $500 million three-year revolving credit facility, a default by TXU or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be acelerated.

     Sale of Receivables -- TXU, through its subsidiaries, has certain facilities to provide financing through sales of customer accounts receivable. Under the facilities, purchases of accounts receivable are funded by sales of undivided interests therein to financial institutions. Accounts receivable are continually sold to replace those accounts receivable that have been collected. See Note 4 to Financial Statements for further discussion.

     Regulatory Asset Securitization -- The regulatory settlement plan approved by the Commission provides Oncor with a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover power production-related regulatory assets. The settlement plan provides that there will be an initial issuance of the bonds in the amount of up to $500 million followed by a second issuance for the remainder after 2003.

     Capitalization -- As part of its restructuring, US Holdings determined that the initial capitalization of Oncor at January 1, 2002 would consist of approximately 40% shareholder's equity and 60% debt (total short-term and long-term debt and advances from affiliates) to match the capital structure upon which the T&D rates approved by the Commission are based. At June 30, 2002, the capitalization ratio was consistent with this determination.

     In April 2002, Oncor repurchased 69,000 shares of its common stock (adjusted for stock split) from US Holdings for $50 million. In July 2002, Oncor repurchased another 69,000 shares (adjusted for stock split) of its common stock for $50 million. US Holdings used the proceeds from the share repurchases to repay advances from TXU.

CONTINGENCIES

     See Note 6 to Financial Statements for a discussion of contingencies.

REGULATION AND RATES

     Regulatory Settlement Plan -- On December 31, 2001, US Holdings filed a settlement plan with the Commission, which was approved by the Commission on June 20, 2002. On August 5, 2002, the Commission issued a financing order pursuant to the settlement plan, authorizing the issuance of transition (securitization) bonds of $1.3 billion. The Commission's order approving the settlement plan and the financing order were appealed in separate dockets in Travis County District Court on August 16, 2002. Oncor is unable to predict when the appeal process related to the Commission's approval of the settlement plan and the financing order will be concluded or the outcome. If the Commission's approval is upheld, the settlement plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation. The settlement plan does not remove regulatory oversight of Oncor's business. Oncor does not believe that the outcome will materially affect Oncor's net financial results, as TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance of power production-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. For additional discussion of the settlement plan and related items, see Note 3.

     Open-Access Transmission -- At the federal level, Federal Energy Regulatory Commission (FERC) Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO are named defendants in both suits. Oncor is unable to predict the outcome of this litigation.

     Summary --Although Oncor cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The information required hereunder is not significantly different from the information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations included in US Holdings' Form 8-K for Oncor filed May 29, 2002, and is therefore not presented herein.

CHANGES IN ACCOUNTING STANDARDS

     See Note 2 to Financial Statements for discussion of changes in accounting standards.

Item 7.    FINANCIAL STATEMENTS AND EXHIBITS

      (c)  Exhibits

           99(a)    Chief Executive Officer Certification

           99(b)    Chief Financial Officer Certification

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TXU US HOLDINGS COMPANY

                                          By       /s/ Biggs C. Porter
                                            ------------------------------------
                                                       Biggs C. Porter
                                                       Vice President,
                                                  Principal Accounting Officer

Date:  August 23, 2002